Wizzard Software Third Quarter Financial Results and Shareholder Update

Highlights Continued Network Growth in Media Business

PITTSBURGH, PA -- (BUSINESS WIRE) -- Wizzard Software (AMEX:WZE), announced today that it posted revenues for the third quarter of 2008 of $1,533,339, a 4% increase over revenues of $1,468,476 in the third quarter of 2007. During the nine month period ended September 30, 2008, Wizzard recorded revenues of $4,667,690, a 29% increase over revenues of $3,622,499 for the same period in 2007.

Wizzard's net loss available to common shareholders was $1,460,219, or $.03 per share in the quarter ended September 30, 2008.  This represents an 85% decrease from our net loss of $9,986,719, or $.24 per share in the third quarter of 2007.  Wizzard's net loss available to common shareholders was $6,210,273, or $.14 per share, in the first nine months of 2008.  This represents a 58% decrease from our net loss of $14,647,156, or $.36 per share, in the first nine months of 2007.

Wizzard will host a conference call to discuss third quarter financial results for 2008. Wizzard CEO, Chris Spencer, and CFO, John Busshaus, will review the financial results and offer a glimpse into future business plans on November 11, 2008 at 1 p.m. ET. To participate during the live teleconference, please call 877-407-0782 (U.S. callers) or 201-689-8567 (international callers). The call will be broadcast simultaneously and archived on the Internet at http://www.investorcalendar.com/IC/CEPage.asp?ID-135876.

To submit questions prior to the call, participants can email to ir@wizzardsoftware.com. All questions must be submitted by 11 a.m. ET on November 11, 2008 to be considered for the call.

The previously mentioned numbers and statements are only highlights from Wizzard's 2008 Third Quarter 10Q filing. For a complete and detailed financial description of Wizzard Software Corporation, please visit www.sec.gov, where the 2008 Third Quarter 10Q and all of Wizzard's SEC filings can be found.

Wizzard Media Update

Wizzard's Management believes the largest growth opportunity in front of us is our media business and we continue to see exceptional network growth. ComScore recently stated that the number of videos viewed online now exceeds the total number of internet search queries.  Obviously, Google, Yahoo and others have made billions of dollars connecting advertisers with keyword search query results and already, in the early stage of the media movement to online distribution, consumers watch more video than perform internet search queries.  It is Management's opinion that the potential for monetizing the consumption of media distributed over the Internet and via mobile devices like the iPhone, by connecting advertisers with online media publishers, will significantly surpass the search marketing business in the next 5 to 10 years.  We believe Wizzard Media, based on its podcast industry leading publishers, advertisers and distribution reach, has the potential to be a significant force in the future of media monetization and distribution over the internet.

Wizzard Media provides online publishing tools for media producers, creates strategic advertising products for marketers, combines the media content and the advertising message and distributes the resulting shows to loyal subscribers.

Publishing Tools and Platform

Wizzard Media has now grown to 17,000 content publishers (up from 7,000 in March, 2007), with over 3,300 new publishers added in the 3rd Quarter of 2008 (vs. 900 in the third quarter of 2007).  In terms of quarterly publisher growth, the 3rd quarter of 2008 was our best by far.   Our publishers uploaded for distribution over 88,000 new episodes of their shows in the 3rd quarter, versus less than 45,000 new episodes in the 3rd quarter of 2007.  We are very excited about the demand we are seeing from publishers for our services as we strongly believe that the classic media saying of “Content is King” will apply to the new Internet media industry.  We are seeing a tremendous amount of exciting new content being added to our network every day with the total number of available episodes on the Wizzard Network now exceeding 500,000.  We believe this growth is based not only on the overall industry growth but also on the strong portfolio of publishing tools we provide to our customers.

We have recently launched new and updated tools for our active publishers including Launch Setup & Management, Multi RSS Feeds, Viral Flash Player, Analytics & Reporting, Ad Slot Management, Nielsen Reports, Category Ad Targeting, Surveys & Social Widgets and Advertising Campaign Management.  In the next two quarters we will be releasing new tools that allow complete control over where, when and how a publisher launches a new episode, an extremely powerful new feature which assist publishers in creating subscriber based business models, something we see strong demand for from major media companies and independent publishers alike.

Advertising

Wizzard has been effectively using its advertising insertion system, Alchemy, for 10 months now with great technical success.  Due to our publisher's content, our advertising technology, responsive advertising client tracking & reporting as well as an experienced ad sales team, we've seen growth in attracting over 18 brand advertisers to our network, most of whom are trying podcast advertising for the very first time. Wizzard believes the most appealing aspect of podcast advertising is the fact that approximately 70% of the audience are made up of on-going subscribers.  As a result of being fans of a show, they tend to be more affected by sponsors of their favorite podcasts and it gives marketers an opportunity to reinforce their message over time.  Some of our third quarter advertising wins include:  Coca-Cola, Spike TV, Saturn and Powerade.   We believe the targeted sales approach we are using for brand advertisers is working as we target several advertising sectors including Retail ($18.7b), Automotive ($18.5b), Food, Bev & Candy ($7.4b) and Media ($5.2b) (figures from AdAge, 2008).  To date, we have run 41 advertising campaigns for 18 unique brand advertisers and have additional automotive, retail and media advertisers in our sales pipeline.  We are seeing multiple repeat advertisers which Management believes demonstrates their acceptance of podcast advertising as a new means to reach their target audience as well as being pleased with the results of their initial campaigns.  Wizzard believes the best compliment we can receive from an advertiser is repeat business.

In addition to our standard, pre-roll, mid-roll and post-roll in-content advertising units, we are seeing a growing interest in talent read and product integration requests from advertisers.  This bodes well for Wizzard as the podcasting medium is uniquely set-up for these types of advertising opportunities, more so than most online media.  Wizzard recently began to offer to advertisers several unique marketing opportunities including Coupod, a way that a bar code can be added to the end of a video podcast and scanned directly from an iPod or iPhone for discounts at just about any major retailer.  With newspapers being the major source for coupons in the past, this new product opens up coupons to an entirely new demographic, one which we call The iPod Crowd.

Wizzard recently launched WizzardX, an online video network of action sports shows, which is now in its fifth week of new broadcasts.  The WizzardX network targets males, 13-30, and was created to generate higher than average advertising rates with its high-end content, significant third party distribution and solid audience base.   Wizzard plans to launch addition targeted video networks in the near future with top shows from the Wizzard Network in the Women, Travel, Music and Health & Fitness advertising categories.

In the fourth quarter of 2008 and first quarter of 2009, we plan to begin offering several new advertising products including a banner ad system that ties into our new viral flash player, video overlay ads from various third party networks, page tabs and page peels for a unique interactive viewer experience.  We intend to close several third party advertising fulfillment relationships where online advertising networks offer audio and video ads to our publishers in an automated, online marketplace of sorts.  Finally, we plan to expand our ongoing relationship with the sales teams from YouTube, Joost and Canoe to help them bring advertising to our publisher's content that is being distributed on their video portals.

Distribution

Wizzard Media Network distribution for our publishers grew to 15 million unique audience members in the third quarter of 2008 vs. 13 million uniques in the first quarter of 2008.  Download requests grew from 241 million in the third quarter of 2007 to 287 million in the third quarter of 2008.  The fourth quarter historically has been the most active quarter for audience consumption and early indications show that the fourth quarter of 2008 will be our best ever in terms of show distribution numbers.  Approximately 70% of audience members consume our publisher’s shows on the ‘Apple Platform’ (iTunes, iPod, iPhone) and Apple recently announced that 15 million new iPods and iPhones were sold in their last quarter.  Wizzard believes that the increase of

iPod and iPhone users will have a direct impact on our growth going forward.  In addition to the Apple Platform growth, Wizzard successfully integrated new automated distribution to 22 video portals allowing publishers to reach just about every major distribution platform of significance.  Additionally, our viral flash player grew to 660 publishers and has been successfully used on MySpace and Facebook.  If you include the reach of these various video portals, our publishers and advertising customers can now get their content and message in front of an audience of over one hundred million people worldwide.  Now, a Wizzard publisher can reach just about every major audience platform using Wizzard’s distribution and publishing tools as well as monetize their work using our current and upcoming advertising programs.

Conclusion

In the first nine months of 2008 Wizzard has experienced growth in its media business in publishers (up to 17,000 from 10,000), advertisers (up to 41 campaigns from 2), distribution points (up to 26 global points from 3) and network audience numbers (up to 15 million from 10 million).  Management expected growth in 2008 but the growth we've seen thus far has exceeded even our highest internal projections.  While podcasting has been around for several years, it is our opinion that the business aspect of podcasting just began in 2008 as it took time to achieve critical mass in terms of quality shows, audience numbers and advertising technologies.  Online advertisers have many choices when trying to reach their target audiences online and we believe we've demonstrated their appreciation, respect and desire to reach the loyal subscribers of podcasts that Wizzard represents on behalf of our growing number of publishers.

In 2009, we expect to increase the number of publishers using our platform to over 25,000.  We expect the revenues we generate from publisher fees by offering new features and monetization opportunities, something very few competitors can generate in our industry, to more than double on a per publisher basis in 2009.  We expect to add at least 30 new strategic advertisers in 2009 and see repeat advertisers go from initial 'test buys' to full blown 360 degree branding campaigns for both our advertising categories as well as our distributed video networks (WizzardX), increasing our advertising revenues in excess of 20x.  Management expects significant podcast audience growth for the network to over 20 million unique people worldwide in 2009 requesting over 2 billion of our publisher's shows.

The Wizzard Team has a lot of work ahead of itself to meet our lofty goals but as we continue to see growth where others have stalled, we confidently believe we can meet and exceed these expectations.  At times we fall prey to people's unreasonable expectations of how fast a new media industry can mature but at the same time, we firmly believe that in the next 2-4 years almost all internet audio and video shows will have the ability to monetize through advertising and other such means.  More companies and individuals are creating great content as the barrier to create such has come down substantially.  More people are consuming their favorite shows on the Internet via the computer, iPod® , iPhone®, Blackberry® and other such devices.  This is the future media consumption model and Wizzard Media is delivering it today.  As we continue to be a publishing platform of choice for top internet and media publishers we expect to continue along our path of becoming one of the top global media powerhouses of the future.

About Wizzard Media (a division of Wizzard Software)

Wizzard Media is the industry’s leading podcast hosting network, with an unprecedented one billion-plus download requests in 2007. Podcasts are a means for independent and professional content creators to publish audio and video shows for the world to enjoy over the Internet or on mp3 players, such as the Apple iPod® and the Microsoft Zune®. Podcasting is a relatively new phenomenon, but Wizzard Media collectively broadcasts millions of podcast downloads per day through media aggregators like Apple’s iTunes, Microsoft’s Zune Marketplace and other podcast aggregators. For more information, please visit www.wizzard.tv. Wizzard Media is a division of Wizzard Software, a leader in speech technology development.

About Wizzard Software

Founded in 1996, Wizzard Software has become a leader in the speech technology application market. Wizzard architects solutions to business problems using its expertise in consulting, speech development tools and building speech based applications for the Desktop and Internet. Wizzard has achieved global recognition because of its expertise with voice communication whether it is via computer or telephone. Wizzard’s successes have lead to expanding speech technology opportunities in government and commercial sectors, including several healthcare industry products and services. Most recently, Wizzard Software entered the exciting new realm of digital media and is already the world’s largest distributor of digital media via RSS (podcasts). For more information, please visit www.wizzardsoftware.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: “Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Investor Relations Contact:

Arthur Douglas & Associates

Art Batson

407-478-1120